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                                    EXHIBIT 5

                                November 6, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     RE: DELFIN SYSTEMS 1990 STOCK OPTION PLAN AND DELFIN SYSTEMS 1988 STOCK OPTION PLAN

Ladies and Gentlemen:

     I am the General Counsel for The Titan Corporation, a Delaware corporation ("Titan"), and am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of an additional 822,569 shares of Titan Common Stock, $0.01 par value which may be issued pursuant to the exercise of options granted under the Delfin Systems 1990 Stock Option Plan and the Delfin Systems 1988 Stock Option Plan (collectively, the "Assumed Option Plans") pursuant to a registration statement on Form S-8 (the "Registration Statement").

     In rendering this opinion I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of this opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

     This opinion is expressed only with respect to the law of the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States. As to matters of General Corporation Law of the State of Delaware, I have based my opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. I have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

     On the basis of the foregoing, I am of the opinion that the additional 822,569 shares of Titan Common Stock which may be issued upon the exercise of options granted under the Assumed Option Plans are duly authorized shares of Titan Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Assumed Option Plans will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.

                                        Very truly yours,


                                        /s/ IRA FRAZER
                                        --------------
                                        Ira Frazer